Exhibit 99.2

Bowne & Co., Inc. 55 Water Street New York, NY 10041 (212) 924-5500 Fax: (212) 658-5871

News Release
Investor Relations Contact:	Media Contact:
BNE-E
William J. Coote	Kate O’Brien
VP & Treasurer	Director, Corporate Communications
212-658-5858	212-658-5812
bill.coote@bowne.com	kate.obrien@bowne.com
FOR IMMEDIATE RELEASE
Bowne Announces Sale of DecisionQuest
NEW YORK, September 12, 2006 — Bowne & Co., Inc. (NYSE: BNE) today announced the sale of DecisionQuest® to employees of DecisionQuest for $10 million.
DecisionQuest, one of the nation’s leading trial consulting firms, specializes in jury research, demonstrative exhibits, jury selection, courtroom technology and strategic communications.
“This transaction, combined with the previous sale of the CaseSoft and electronic discovery businesses within our Litigation Solutions unit, continues our strategy to focus on growing our core businesses of financial and marketing and business communications,” said David J. Shea, President and Chief Operating Officer of Bowne.
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides financial, marketing and business communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on-demand. With 3,300 employees in 70 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
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